UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into an agreement to acquire two six-story office buildings containing 647,196 square feet, which include 610,462 rentable square feet, plus 36,734 square feet consisting of storage space, a fitness center, a lower level deli and other amenities (the “Woodfield Preserve Office Center”). On August 27, 2007, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Woodfield Preserve Phase I LLC and Woodfield Preserve Phase II LLC to acquire the Woodfield Preserve Office Center. On September 25, 2007, the Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the Woodfield Preserve Office Center is approximately $135.8 million plus closing costs. The Company intends to fund the purchase of the Woodfield Preserve Office Center with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing public offering.

The Woodfield Preserve Office Center is located on an approximate 24-acre parcel of land at 10 and 20 North Martingale Road in Schaumburg, Illinois. The Woodfield Preserve Office Center was completed in 2001 and is approximately 96% leased by 26 tenants, including IBM (15%) and Chef Solutions (10%). IBM is one of the world’s top providers of computer hardware, software, semiconductors, infrastructure services, storage systems and peripherals, hosting services and consulting services in areas ranging from mainframe computers to nanotechnology. Chef Solutions is a leading provider of prepared foods and specialty bakery products and solutions to the retail and food service industry.

The current aggregate annual base rent for the tenants of the Woodfield Preserve Office Center is approximately $10.8 million. As of October 2007, the current weighted-average remaining lease term for the tenants of the Woodfield Preserve Office Center is approximately 4.9 years. The IBM lease expires in July 2014, and the average annual rental rate for the IBM lease over the remaining lease term is $18.79 per square foot. IBM has the right, at its option, to extend the lease for two additional five-year periods. IBM also has the right, at its option, to reduce their square footage by no more than 25,000 rentable square feet effective July 31, 2011 with twelve months notice and payment of a space reduction fee. IBM currently leases 95,922 rentable square feet in the Woodfield Preserve Office Center. The Chef Solutions lease expires in March 2013, and the average annual rental rate for the Chef Solutions lease over the remaining lease term is $20.97 per square foot. Chef Solutions has the right, at its option, to extend the lease for one additional five-or ten-year period.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $1,000,000 of earnest money paid to date. Under certain conditions if the Company exercises its option to extend the closing date of the purchase beyond October 5, 2007, it will be required to deposit an additional $1,000,000 of earnest money.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: October 1, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer